Exhibit 10.4

Second Amendment to the
FOSTER WHEELER LTD.
Omnibus Incentive Plan

The Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”) is hereby further amended as follows, pursuant to resolutions adopted by the Board of Directors of Foster Wheeler Ltd. and its Compensation Committee at their meetings held December 8, 2008:

1.             The first paragraph of Section 1.1 is replaced in its entirety with the following language:

Foster Wheeler Ltd., a Bermuda company, established an incentive compensation plan known as the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”).  The Plan superseded and replaced the Foster Wheeler Ltd. 1995 Stock Option Plan, the Directors Stock Option Plan, the 2004 Stock Option Plan, and the Management Restricted Stock Plan (the “Prior Plans”), except that the Prior Plans shall remain in effect until the awards granted under such plans have been exercised, forfeited, are otherwise terminated, or any and all restrictions lapse, as the case may be, in accordance with the terms of such awards.  Foster Wheeler Ltd. moved the place of organization of the parent company of its group of companies from Bermuda to Switzerland by means of a scheme of arrangement (“Scheme of Arrangement”) between Foster Wheeler Ltd. and Foster Wheeler AG, a wholly-owned subsidiary of Foster Wheeler Ltd. registered in Switzerland, and certain related agreements described in Foster Wheeler Ltd.’s Proxy Statement for the Special Court-Ordered Meeting of Common Shareholders held on January 27, 2009.  Effective upon the completion of the Scheme of Arrangement, Foster Wheeler AG, a Swiss company (hereinafter referred to as the “Company”) assumes the Plan, renames it the “Foster Wheeler AG Omnibus Incentive Plan,” and amends the Plan as set forth in this document.

2.             Section 2(c) is replaced in its entirety with the following language:

“Applicable Laws” means the legal requirements relating to the administration of equity plans or the issuance of share capital by a company, including under the laws of Switzerland, applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules and regulations that may from time to time be applicable to the Company, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.

3.             The first clause of Section 2(i) is replaced in its entirety with the following language:

“Cause” means, with respect to any Participant, unless otherwise specified in (a) an applicable employment agreement between the Company and a Participant or (b) an applicable employment agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda)

and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company:

4.             The first clause of Section 2(j) is replaced in its entirety with the following language:

“Change in Control” means, unless otherwise specified in (a) an applicable employment agreement between the Company and a Participant or (b) an applicable employment agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda) and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company,

5.             Section 2(n) is replaced in its entirety with the following language:

“Company” means Foster Wheeler AG, a Swiss company, and any successor thereto as provided in Article 21 herein.

6.             The first clause of Section 2(q) is replaced in its entirety with the following language:

“Disability” means, unless otherwise specified in (a) an applicable employment agreement between the Company and a Participant or (b) an applicable employment agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda) and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company,

7.             Section 2(v) is replaced in its entirety with the following language:

“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of fully paid Shares.  A Full-Value Award shall require the Participant to pay par value for each Share unless the Company has treasury shares available for grant and the Award does not require payment of such par value.

8.             Section 2(x) is replaced in its entirety with the following language:

“Grant Price” means the price established when the Committee approves the grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.  The Grant Price of any SAR will be at least the greater of the Fair Market Value of a Share or the par value of a Share.

9.             Section 2(ee) is replaced in its entirety with the following language:

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.  The Option Price will be at least the greater of the Fair Market Value of a Share or par value of a Share.

10.           Section 2(pp) is replaced in its entirety with the following language:

“Plan” means the Foster Wheeler AG Omnibus Incentive Plan.

11.           The first clause of Section 2(tt) is replaced in its entirety with the following language:

“Resignation for Good Reason” means, unless otherwise specified in (x) an applicable employment agreement between the Company and a Participant or (y) an applicable employment agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda) and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company, a material negative change in the employment relationship without the Participant’s consent;

12.           Section 2(ww) is replaced in its entirety with the following language:

“Share” means a share of the Company, par value CHF 3.00 each, or such other par value as may be in effect from time to time.  Effective upon the completion of the Scheme of Arrangement, shares of the Company will be issued, held, made available, or used to measure benefits as appropriate under the Plan in lieu of Foster Wheeler Ltd. common shares with respect to all outstanding Awards issued prior to or after the completion of the Scheme of Arrangement.

13.           The last sentence of Section 4.2 is replaced in its entirety with the following language:

The Shares available for issuance under this Plan may be authorized and unissued Shares or Shares available on the open market; provided, however, that with respect to Awards granted upon and after the completion of the Scheme of Arrangement, (i) only Options and Stock Appreciation Rights may be granted from the Company’s Conditional Share Capital as described in the Company’s Articles of Association, as amended from time to time (“Articles of Association”), and (ii) all Awards (other than Options, Stock Appreciation Rights and Cash-Based Awards) must be granted from Authorized Capital as described in the Articles of Association but may be granted only to the extent that the Company has or is permitted to acquire a sufficient number of Shares to satisfy such Award and the total par value of such Shares does not exceed ten percent (10%) of the Company’s share capital.

14.           The following new Section 5.5 is added to the Plan:

5.5          Termination of Employment.  For purposes of Awards granted under this Plan, the Committee shall have discretion to determine whether a Participant has ceased to be employed by (or, in the case of a Director or Third Party Service Provider, has ceased providing services to) the Company, Affiliate and/or any Subsidiary, and the effective date on which such employment (or services) terminated, or whether any Participant is on an authorized leave of absence.

15.           The second paragraph of Section 6.6 is replaced in its entirety with the following language:

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable, in full, to the Company, under any of the following methods as determined by the Committee, in its sole discretion: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) to the Company for repurchase previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price together with an assignment of the proceeds of the Share repurchase to pay the Option Price (provided that any such repurchase of Shares shall be subject to the Swiss Code of Obligations); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

16.           The third paragraph of Section 7.1 is replaced in its entirety with the following language:

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement.  Notwithstanding the foregoing, the Grant Price of a Non-Tandem SAR on the Grant Date shall be at least equal to the greater of one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date or the par value of the Shares.  The Grant Price of a Tandem SAR on the Grant Date shall equal the Option Price of the related Option.

17.           Section 8.3 is replaced in its entirety with the following language:

8.3          Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

18.           The second paragraph of Section 8.4 is replaced in its entirety with the following language:

The sale or transfer of the common shares of Foster Wheeler AG represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Foster Wheeler AG Omnibus Incentive Plan, and in the associated Award Agreement.  A copy of this Plan and such Award Agreement will be provided by Foster Wheeler AG, without charge, within five (5) days after receipt of a written request therefor.

19.           Section 8.5 is replaced in its entirety with the following language:

8.5          Voting Rights.  Unless otherwise set forth in a Participant’s Award Agreement and permitted by Applicable Law, a Participant holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

20.           The first sentence of Section 8.7 is replaced in its entirety with the following language:

In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 8, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for the par value of each Share repurchased.

21.           The first sentence of Section 9.7 is replaced in its entirety with the following language:

In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 9, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for the par value of each Share repurchased.

22.           The first sentence of Section 10.7 is replaced in its entirety with the following language:

In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 10, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for the par value of each Share repurchased.

23.           The last paragraph of Section 22.21 is replaced in its entirety with the following:

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Association and its organizational regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

24.           This Second Amendment shall take effect upon completion of the Scheme of Arrangement and shall apply to all Awards outstanding on such date or granted thereafter.

IN WITNESS WHEREOF, Foster Wheeler Ltd. has caused this Second Amendment to the Plan to be executed.

FOSTER WHEELER LTD.

By:	/s/ Peter J. Ganz
Name:	Peter J. Ganz
Title:	Exec. V.P., General Counsel & Secretary